Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements of Equinix, Inc. (“Equinix” or the “Company”) are presented to illustrate the estimated effects of (i) the pending acquisition of the colocation services business (the “Selected Sites of Verizon’s Colocation and Data Center Interconnect Operations” or the “Selected Verizon Data Center Business”) at 24 data center sites, consisting of 29 data center buildings, from Verizon Communications Inc. (the “Acquisition”) for a cash purchase price of $3.6 billion; (ii) the issuance of one or more series of unsecured senior notes in the aggregate principal amount of $1.125 billion, (iii) the issuance of $1.750 billion of the Company’s common stock in a public offering, (iv) the borrowing of the €1.0 billion Term B-2 Loan on January 6, 2017 (clauses (ii), (iii), and (iv) referred to as the “Financings”), and (v) the acquisition of Telecity Group Limited, formerly Telecity Group plc, (“TelecityGroup”) that was completed on January 15, 2016 (the “TelecityGroup Acquisition”). The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016 combines the historical consolidated statement of operations of the Company and the statement of net revenues and direct expenses of the Selected Sites of Verizon’s Colocation and Data Center Interconnect Operations, giving effect to the Acquisition, the Financings and the TelecityGroup Acquisition as if they had been completed on January 1, 2016. The unaudited pro forma condensed combined balance sheet as of December 31, 2016, combines the historical consolidated balance sheets of Equinix and the statement of assets acquired and liabilities assumed of the Selected Sites of Verizon’s Colocation and Data Center Interconnect Operations, giving effect to the Acquisition and the Financings as if they had occurred on December 31, 2016. The pro forma financial information is based in part on certain assumptions regarding the foregoing transactions that we believe are factually supportable and are expected to have a continuing impact on our consolidated results. For purposes of the unaudited pro forma condensed combined financial statements, certain statement of operations and certain balance sheet reclassifications and adjustments have been made to the historical abbreviated financial statements of the Selected Sites of Verizon’s Colocation and Data Center Interconnect Operations in order to conform to the Company’s statements of operations and balance sheet presentation. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on, and should be read in conjunction with, the following historical financial statements and accompanying notes:

•	Equinix’s Current Report on Form 8-K filed on December 6, 2016 including exhibits thereto, which describes the proposed acquisition of the Selected Verizon Data Center Business, which is incorporated by reference in this Current Report on Form 8-K/A;

•	Audited consolidated financial statements of Equinix as of and for the year ended December 31, 2016, which are included in Equinix’s Annual Report on Form 10-K for the year ended December 31, 2016 filed on February 27, 2017, which is incorporated by reference in this Current Report on Form 8-K/A;

•	The section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Equinix’s Annual Report on Form 10-K for the year ended December 31, 2016 filed on February 27, 2017, which is incorporated by reference in this this Current Report on Form 8-K/A;

•	Audited statements of assets acquired and liabilities assumed of the Selected Sites of Verizon’s Colocation and Data Center Interconnect Operations as of December 31, 2016 and 2015 and the related statements of net revenues and direct expenses for each of the three years in the period ended December 31, 2016, which are attached as Exhibit 99.1 to this Current Report on Form 8-K/A; and

•	Audited consolidated balance sheets of Telecity Group Limited (formerly Telecity Group plc) as of December 31, 2015 and 2014 and the related consolidated statements of income, consolidated statements of comprehensive income, consolidated statements of changes in equity and consolidated statements of cash flow for each of the three years in the period ended December 31, 2015, which are attached as Exhibit 99.2 to this Current Report on Form 8-K/A.

The unaudited pro forma condensed combined financial statements have been prepared by Equinix, as the acquirer, using the acquisition method of accounting in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The acquisition method of accounting is dependent upon certain valuation and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. Before the Acquisition is completed, there are limitations regarding what Equinix can learn about the Selected Verizon Data Center Business. The assets and liabilities of the Selected Verizon Data Center Business have been measured based on various preliminary estimates using assumptions that Equinix believes are reasonable based on information that is currently available to Equinix. The preliminary purchase price allocation for the Selected Verizon Data Center Business is subject to revision as a more detailed analysis is completed and additional information on the fair value of the Selected Verizon Data Center Business’ assets and liabilities becomes available. The final allocation of the purchase price, which will be based upon actual tangible and intangible assets acquired as well as liabilities assumed, will be determined after the completion of the Acquisition, and could differ materially from the unaudited pro forma condensed combined financial statements presented here. Any change in the fair value of the net assets of the Selected Verizon Data Center Business will change the amount of the purchase price allocable to goodwill. Additionally, changes in the Selected Verizon Data Center Business’ working capital, including the results of operations from December 31, 2016 through the date the Acquisition is completed, will change the amount of goodwill recorded. The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements prepared in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”).

The unaudited pro forma condensed combined financial statements make certain assumptions regarding the amount and terms, including assumed pricing of common stock and interest rates for debt, of the Financings to be put into place in connection with the Acquisition, other than the borrowing of the Term B-2 Loan. The actual amounts and terms of such Financings may differ from that reflected herein.

The unaudited pro forma condensed combined financial information has been presented for information purposes only. The unaudited pro forma condensed combined financial information does not purport to represent the actual results of operations that Equinix and the Selected Verizon Data Center Business would have achieved had the Acquisition, the Financings and the TelecityGroup Acquisition occurred on the dates indicated above, and is not intended to project the future results of operations that the combined company may achieve after the Acquisition. The unaudited pro forma condensed combined statement of operations does not reflect any potential cost savings that may be realized as a result of the Acquisition and also does not reflect any restructuring, acquisition or integration-related costs. No historical transactions between Equinix and the Selected Verizon Data Center Business during the periods presented in the unaudited pro forma condensed combined financial statements have been identified at this time.

UNAUDITED PRO FORMA CONDENSED COMBINED

BALANCE SHEET

AS OF DECEMBER 31, 2016

(in thousands)

	Historical		Pro Forma
	Equinix	Selected Verizon Data Center Business	Pro Forma Adjustments		Combined
		(Note 2)	(Note 6)
Assets
Current assets:
Cash and cash equivalents	$748,476	$—	$197,155	(a)	$945,631
Short-term investments	3,409	—	—		3,409
Accounts receivable, net	396,245	—	—		396,245
Current portion of restricted cash	15,065	—	—		15,065
Other current assets	304,331	53	(9,680)	(b)	294,704

Total current assets	1,467,526	53	187,475		1,655,054
Long-term investments	10,042	—	—		10,042
Property, plant and equipment, net	7,199,210	838,378	140,494	(c)	8,178,082
Goodwill	2,986,064	—	1,897,758	(d)	4,883,822
Intangible assets, net	719,231	—	779,800	(e)	1,499,031
Other assets	226,298	661	—		226,959

Total assets	$12,608,371	$839,092	$3,005,527		$16,452,990

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$581,739	$3,877	$(11,854)	(f)	$573,762
Accrued property, plant and equipment	144,842	—	—		144,842
Current portion of capital lease and other financing obligations	101,046	372	1,251	(g)	102,669
Current portion of mortgage and loans payable	67,928	—	7,894	(h)	75,822
Other current liabilities	133,140	8,139	(2,675)	(i)	138,604

Total current liabilities	1,028,695	12,388	(5,384)		1,035,699
Capital lease and other financing obligations, less current portion	1,410,742	6,801	11,371	(j)	1,428,914
Mortgage and loans payable, less current portion	1,369,087	—	1,030,924	(h)	2,400,011
Senior notes	3,810,770	—	1,109,247	(k)	4,920,017
Other liabilities	623,248	9,485	18,523	(l)	651,256

Total liabilities	8,242,542	28,674	2,164,681		10,435,897

Acquired net assets and liabilities	—	$810,418	(810,418)	(m)	—

Stockholders’ equity:
Total stockholders’ equity	4,365,829		1,651,264	(n)	6,017,093

Total liabilities and stockholders’ equity	$12,608,371		$3,005,527		$16,452,990

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2016

(in thousands)

	Historical		Pro Forma
	Equinix	Selected Verizon Data Center Business	Pro Forma Adjustments		Combined
		(Note 3)	(Note 6)
Revenues	$3,611,989	$451,962	$13,272	(o)	$4,077,223
Costs and operating expenses:
Cost of revenues	1,820,870	207,477	29,013	(p)	2,057,360
Sales and marketing	438,742	16,302	54,212	(q)	509,256
General and administrative	694,561	24,453	3,713	(r)	722,727
Acquisition costs	64,195	—	(50,054)	(s)	14,141
Impairment charges	7,698	—	—		7,698
Gain on asset sales	(32,816)	—	—		(32,816)

Total costs and operating expenses	2,993,250	248,232	36,884		3,278,366

Income from operations	618,739	$203,730	(23,612)		798,857

Interest income	3,476		—		3,476
Interest expense	(392,156)		(98,248)	(t)	(490,404)
Other expense	(57,924)		—		(57,924)
Loss on debt extinguishment	(12,276)		—		(12,276)

Income from continuing operations before income taxes	159,859		(121,860)		241,729
Income tax expense	(45,451)		(7,104)	(u)	(52,555)

Net income from continuing operations	114,408		(128,964)		189,174
Net income from discontinued operations, net of tax	12,392		—		12,392

Net income	$126,800		$(128,964)		$201,566

Earnings per share (“EPS”):
Basic EPS from continuing operations	$1.63				$2.53
Basic EPS from discontinued operations	0.18				0.17

Basic EPS	$1.81				$2.70

Weighted-average shares -basic	70,117		4,658	(v)	74,775

Diluted EPS from continuing operations	$1.62				$2.51
Diluted EPS from discontinued operations	0.17				0.16

Diluted EPS	$1.79				$2.67

Weighted-average shares -diluted	70,816		4,658	(v)	75,474

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of the transaction and basis of pro forma presentation

On December 6, 2016, the Company announced that it had entered into a definitive agreement to purchase the colocation service business of Verizon Communications Inc. (“Verizon”) at 24 data center sites (the “Selected Sites of Verizon’s Colocation and Data Center Interconnect Operations” or the “Selected Verizon Data Center Business”) for $3.6 billion, subject to certain adjustments, in an all cash transaction. The Selected Verizon Data Center Business includes real property interests in 29 data center buildings across 15 metro areas located in the United States, Brazil and Colombia. The Company anticipates completing the acquisition of the Selected Verizon Data Center Business (the “Acquisition”) by mid-2017, subject to the satisfaction of closing conditions.

The colocation service business at the selected data centers to be acquired currently includes services provided to Verizon under arrangements that will be terminated at the closing of the Acquisition. The Company and Verizon have agreed to enter into agreements at the closing of the Acquisition pursuant to which the Company will provide space and services to Verizon at the acquired data centers. As the terms and conditions of these arrangements are subject to further negotiation, finalization and approval, financial results from these arrangements are not included in the abbreviated financial statements of the Selected Sites of Verizon’s Colocation and Data Center Interconnect Operations and are not reflected in these unaudited pro forma condensed combined financial statements. Also, for the preparation of these unaudited pro forma condensed combined financial conditions, the Company excluded these potential arrangements from the preliminary fair valuation of the intangible assets, and the excess of the purchase price of $3.6 billion over the fair value of the net tangible and intangible assets acquired is allocated to goodwill. As these arrangements are finalized and more information becomes available at the closing of the Acquisition, the fair value of the intangible assets and the amount allocated to goodwill, as well as the financial results, will be materially different from the pro forma adjustments presented here.

The unaudited pro forma condensed combined balance sheet as of December 31, 2016 was prepared by combining the historical consolidated balance sheet data as of December 31, 2016 for Equinix and the statement of assets acquired and liabilities assumed of the Selected Sites of Verizon’s Colocation and Data Center Interconnect Operations as of December 31, 2016, as adjusted, to comply with the Company’s accounting policies, as if the Acquisition and the Financings (see Note 5) had been consummated on that date. In addition to the adjustments, certain balance sheet reclassifications have also been reflected in order to conform the Selected Sites of Verizon’s Colocation and Data Center Interconnect Operations’ statement of assets acquired and liabilities assumed to the Company’s balance sheet presentation. Refer to Note 2 for a discussion of these adjustments.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016 combines the results of operations of Equinix and the statement of net revenues and direct expenses of the Selected Sites of Verizon’s Colocation and Data Center Interconnect Operations as if the Acquisition, the Financings (see Note 5), and the TelecityGroup Acquisition had been consummated on January 1, 2016. Certain statement of operations reclassifications have also been reflected in order to conform to the Company’s statement of operations presentation. Refer to Note 3 for a discussion of these accounting policy and reclassification adjustments.

The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are (i) directly attributable to the Acquisition, the Financings and the TelecityGroup Acquisition that was completed on January 15, 2016, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the consolidated results.

The acquisition method of accounting, based on Accounting Standards Codification Topic (“ASC”) 805, “Business Combinations,” uses the fair value concepts defined in ASC 820, “Fair Value Measurement” (“ASC 820”). Fair value is defined in ASC 820 as the “price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of an asset or liability. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants, and as a result, assets may be required to be recorded which are not intended to be used or sold and/or to value assets at a fair value measurement that do not reflect management’s intended use for those assets. Fair value measurements can be highly subjective and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

ASC 805 requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at fair value as of the acquisition date. As of the date of this filing the accompanying unaudited pro forma purchase price allocation is preliminary and is subject to further adjustments as additional information becomes available and as additional analyses are performed.

2.	Selected Sites of Verizon’s Colocation and Data Center Interconnect Operations’ Statement of Assets Acquired and Liabilities Assumed

The following schedule summarizes the necessary material adjustments to conform the Selected Sites of Verizon’s Colocation and Data Center Interconnect Operations’ statement of assets acquired and liabilities assumed to the basis of presentation of Equinix’s consolidated balance sheet as of December 31, 2016 (in thousands):

	Selected Verizon Data Center Business	Adjustments		Selected Verizon Data Center Business after Adjustments
Assets acquired
Accounts receivable, net	$12,196	$(12,196)	(a)	$—
Prepaid customer installations	2,378	(2,378)	(b)	—
Other current assets	53	—		53

Total current assets	14,627	(14,574)		53
Plant, property and equipment, net	834,084	4,294	(b)	838,378
Prepaid customer installations	1,471	(1,471)	(b)	—
Lease deposits	648	(648)	(c)	—
Other non-current assets	458	203	(b) (c) (d)	661

Total assets acquired	$851,288	$(12,196)		$839,092

Liabilities assumed
Accrued property taxes	$3,877	$(3,877)	(e)	$—
Deferred rent	297	(297)	(f)	—
Lease obligation	372	—		372
Advance billings	20,038	(20,038)	(g)	—
Accounts payable and accrued expenses	—	3,877	(e)	3,877
Other current liabilities	—	8,139	(a) (f) (g) (h)	8,139

Total current liabilities	24,584	(12,196)		12,388
Deferred rent	1,009	(1,009)	(i)	—
Lease obligation	6,801	—		6,801
Advanced billings	1,723	(1,723)	(j)	—
Asset retirement obligations	6,753	(6,753)	(k)	—
Other liabilities	—	9,485	(i) (j) (k) (l)	9,485

Total liabilities assumed	40,870	(12,196)		28,674

Net assets acquired	$810,418	$—		$810,418

(a)	Reclassifies $12.2 million of advanced billings to offset accounts receivable to conform to the Company’s accounting policy and financial statement presentation.

(b)	Reclassifies the following items to plant, property and equipment, net to conform to the Company’s financial statement presentation (in thousands):

Prepaid customer installations (current portion)	$2,378
Prepaid customer installations (non-current portion)	1,471
Capitalized software included in other non-current assets	445

Total plant, property and equipment, net adjustments	$4,294

(c)	Reclassifies $0.6 million of lease deposits to other non-current assets to conform to the Company’s financial statement presentation.

(d)	Reflects the following reclassification adjustments (in thousands):

Lease deposits	$648
Capitalized software included in other non-current assets	(445)

Total other non-current assets adjustments	$203

(e)	Reclassifies $3.9 million of accrued property taxes to accounts payable and accrued expenses to conform to the Company’s financial statement presentation.

(f)	Reclassifies $0.3 million of deferred rent to other current liabilities to conform to the Company’s financial statement presentation.

(g)	Reclassifies $20.0 million of advanced billings and deferred revenue to other current liabilities to conform to the Company’s financial statement presentation.

(h)	Reflects the following reclassification adjustments (in thousands):

Deferred rent	$297
Accounts receivable	(12,196)
Advanced billings (current portion)	20,038

Total other current liabilities adjustments	$8,139

The reclassification of the advanced billings of $12.2 million represents the offset to the accounts receivable to conform to the Company’s accounting policy and financial statement presentation. As a result of the reclassification, the advanced billings and deferred revenue is $7.8 million.

(i)	Reclassifies $1.0 million of deferred rent to other liabilities to conform to the Company’s financial statement presentation.

(j)	Reclassifies $1.7 million of advanced billings to other liabilities to conform to the Company’s financial statement presentation.

(k)	Reclassifies $6.8 million of asset retirement obligations to other liabilities to conform to the Company’s financial statement presentation.

(l)	Reflects the following reclassification adjustments (in thousands):

Deferred rent	$1,009
Advanced billings (non-current portion)	1,723
Asset retirement obligations	6,753

Total other liabilities adjustments	$9,485

3. Selected Sites of Verizon’s Colocation and Data Center Interconnect Operations’ Statement of Net Revenues and Direct Expenses

The following schedule summarizes the necessary material adjustments to conform the Selected Verizon Data Center Business’ statement of net revenues and direct expenses to the basis of presentation of Equinix’s consolidated statement of operations for the year ended December 31, 2016 (in thousands):

	Selected Verizon Data Center Business	Adjustments		Selected Verizon Data Center Business after Adjustments
Net revenues	$451,962	$—		$451,962
Direct expenses:
Cost of services (exclusive of items shown below)	135,764	71,713	(m)	207,477
Selling, general and administrative expense	40,755	(40,755)	(n)	—
Depreciation expense	71,713	(71,713)	(m)	—
Sales and marketing	—	16,302	(n)	16,302
General and administrative	—	24,453	(n)	24,453

Total direct expenses	248,232	—		248,232

Net revenues less direct expenses	$203,730	$—		$203,730

(m)	Reclassifies $71.7 million of depreciation expense to cost of services to conform to the Company’s financial statement presentation.

(n)	Reclassifies $16.3 million of selling, general, and administrative expense to sales and marketing expense and $24.5 million of selling, general, and administrative expense to general and administrative expense to conform to the Company’s financial statement presentation.

4. Purchase Price - Selected Verizon Data Center Business

The Acquisition represents a total value of approximately $3.6 billion. Under the acquisition method of accounting, the total estimated purchase price is allocated to the Selected Verizon Data Center Business’ assets and liabilities based upon their estimated fair value as of the date of completion of the Acquisition. Based upon the estimated purchase price and the preliminary valuation, the preliminary purchase price allocation, which is subject to change based on Equinix’s final analysis is as follows (in thousands):

Preliminary Purchase Price Allocation
Other current assets	$53
Property, plant and equipment	978,872
Goodwill	1,897,758
Intangible assets:
Customer relationships	779,800	(a)
Other assets	661

Total assets acquired	3,657,144
Accounts payable and accrued expense	(3,877)
Current portion of capital lease and other financing lease obligations	(1,623)
Other current liabilities	(5,464)
Capital leases and other financing obligations, less current portion	(18,172)
Other liabilities	(28,008)

	$3,600,000

(a)	A preliminary estimate of $0.8 billion has been allocated to customer relationships with third parties with an estimated useful life of 15 years.

A preliminary estimate of $1.9 billion has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. The preliminary purchase price allocation for the Acquisition is subject to revision as more detailed analysis is completed and additional information on the fair values of the Selected Verizon Data Center Business’ assets and liabilities becomes available. Any changes in the fair value of the net assets of the Selected Verizon Data Center Business will change the amount of the purchase price allocable to goodwill. The final allocation of the purchase price, which will be based upon actual tangible and intangible assets acquired as well as liabilities assumed, will be determined after the completion of the Acquisition, and will differ materially from the unaudited pro forma condensed combined financial statements presented here. See Note 1 for more discussion about some of the arrangements, subject to further negotiation, finalization and approval, that will have a material impact to the purchase price allocation presented above.

5. Selected Verizon Data Center Business Acquisition Financings

Concurrently, and in connection with entering into the acquisition agreement with Verizon, Equinix entered into a commitment letter (the “Commitment Letter”), dated December 6, 2016, with JPMorgan Chase Bank, N.A., Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Commitment Parties”), pursuant to which the Commitment Parties committed to provide a senior unsecured bridge facility in aggregate principal amount of $2.0 billion for the purposes of funding (i) a portion of the cash consideration for the Acquisition and (ii) the fees and expenses incurred in connection with the Acquisition.

The financing commitments of the Commitment Parties are subject to various conditions set forth in the Commitment Letter. The Company intends to obtain permanent financing prior to the closing of the Acquisition to replace the Commitment Letter and intends to then terminate the Commitment Letter. For purposes of the unaudited pro forma condensed combined financial statements, Equinix has assumed the permanent financing for the Acquisition will consist of:

•	The full amount of the €1.0 billion Term B-2 Loan was borrowed on January 6, 2017 which translated to US$1.0525 billion. The Term B-2 Loan will bear interest at an index rate based on EURIBOR plus a margin of 3.25%. No original issue discount is applicable to the Term B-2 Loan. The Term B-2 Loan must be repaid in equal quarterly installments of 0.25% of the original principal amount of the Term B-2 Loan, with the remaining amount outstanding to be repaid in full on the seventh anniversary of the funding date of the Term B-2 Loan.

•	An assumed $1,125.0 million aggregate principal amount of 10-year fixed rate senior notes with an assumed interest rate of 5.375%. For the purpose of these unaudited pro forma condensed combined financial statements, the debt issuance costs related to the senior notes are assumed to be approximately $15.8 million and will be amortized to interest expense using the effective interest method over the 10-year terms of the notes.

•	The sale of 4.7 million shares of Equinix common stock at a price of $375.69 per share, the NASDAQ Global Select Market closing price of Equinix common stock on March 3, 2017, resulting in estimated proceeds of $1,750.0 million before deducting estimated discounts and commissions and expenses, and excluding any shares that may be issued if the underwriters exercise their option to purchase additional shares of common stock. For the purpose of these unaudited pro forma condensed combined financial statements, transaction costs are assumed to be $47.0 million. If the underwriters exercise their option to purchase an additional 15% of the equity offering in full, the Company would issue an additional 0.7 million shares of Equinix common stock at an estimated price of $375.69 per share and receive additional estimated proceeds of $262.5 million before transaction costs of approximately $7.0 million. If the common stock offering increases by 25%, the Company would issue an additional 1.2 million shares of Equinix common stock at an estimated price of $375.69 per share and receive additional estimated proceeds of $437.5 million before transaction costs of approximately $11.6 million.

The final structure and terms of the Financings, other than the borrowing of the Term B-2 Loan, will be subject to market conditions and may change materially from the assumptions described above. Changes in the assumptions described above would result in changes to various components of the unaudited pro forma condensed combined balance sheet, including cash and cash equivalents, long-term debt and additional paid-in capital, and various components of the unaudited pro forma condensed combined statements of income, including interest expense, earnings per share and weighted-average shares outstanding. Depending upon the nature of the changes, the impact on the unaudited pro forma condensed combined financial statements could be material.

6. Pro Forma Adjustments

The accompanying unaudited pro forma condensed combined financial statements have been prepared as if the transactions described above were completed on December 31, 2016 for balance sheet purposes and as of January 1, 2016 for statement of operations purposes.

The unaudited pro forma condensed combined balance sheet gives effect to the following pro forma adjustments:

(a) Represents the following adjustments to cash and cash equivalents (in thousands):

Purchase price of the Acquisition to be paid in cash	$(3,600,000)
Proceeds from Term B-2 Loan, net of offering costs	1,038,818
Proceeds from senior notes, net of offering costs	1,109,247
Proceeds from equity offering, net of offering costs	1,702,965
Estimated acquisition transaction costs	(43,875)
Estimated commitment fees	(10,000)

Total cash and cash equivalent adjustments	$197,155

(b) Represents reversals of bridge loan commitment fees and accrued debt issuance costs related to Term B-2 Loan in other current assets (in thousands):

Reversal of accrued debt issuance costs related to Term B-2 Loan	$(1,854)
Reversal of bridge loan commitment fees	(7,826)

Total other current asset adjustments	$(9,680)

(c) Represents a fair value adjustment of $140.5 million to property, plant and equipment, net.

(d) Represents the following adjustments in goodwill (in thousands):

Goodwill from the Acquisition	$1,880,972
Deferred tax liabilities resulting from the Acquisition	16,786

Total goodwill adjustments	$1,897,758

(e) Represents a fair value adjustment of $0.8 billion to intangible assets resulting from the Acquisition.

(f) Represents the following adjustments in accounts payable and accrued expenses (in thousands):

Reversal of accrued debt issuance costs related to Term B-2 Loan	$(1,854)
Reversal of accrued bridge loan commitment fees	(10,000)

Total accounts payable and accrued expenses adjustments	$(11,854)

(g) Represents a fair value adjustment of $1.3 million to capital lease and other financing obligations, current portion.

(h) Represents the net proceeds from Term B-2 Loan of $1.0 billion, including $7.9 million of current portion of mortgage and loans payable and $1.0 billion of non-current portion of mortgage and loans payable, net of debt issuance costs. See Note 5.

(i) Represents the following adjustments to other current liabilities (in thousands):

Fair value adjustment relating to deferred revenues	$(2,378)
Fair value adjustment relating to deferred rent	(297)

Total other current liability adjustments	$(2,675)

(j) Represents a fair value adjustment of $11.4 million to capital lease and other financing lease obligations.

(k) Represents the proceeds from senior notes of $1.1 billion, net of debt issuance costs. See Note 5.

(l) Represents the following adjustments to the Selected Verizon Data Center Business’ other liabilities (in thousands):

Fair value adjustment relating to asset retirement obligations	$(826)
Fair value adjustment relating to deferred revenues	(1,471)
Fair value adjustment relating to deferred rent	(1,009)
Unfavorable leasehold interest	5,043
Deferred tax liabilities as a result of purchase price allocation	16,786

Total other liabilities adjustments	$18,523

(m) Represents the elimination of the Selected Verizon Data Center Business’ acquired net assets and liabilities.

(n) Represents the following adjustments in shareholders’ equity (in thousands):

Proceeds from equity offering	$1,750,000
Estimated offering costs related to equity offering	(47,035)
Estimated acquisition transaction costs	(43,875)
Reversal of bridge loan commitment fees	2,174
Estimated commitment fees	(10,000)

Total shareholders’ equity adjustments	$1,651,264

The unaudited pro forma condensed combined statement of operations gives effect to the following pro forma adjustments:

(o) Represents the following adjustments to revenues (in thousands):

Revenue adjustment in connection with TelecityGroup acquisition	$16,666
Revenue adjustment related to deferred installation revenues	(3,394)

Total revenue adjustments	$13,272

The adjustment of $16.7 million to revenues is for the purpose of presenting a full-year result of operations for TelecityGroup, which was acquired by Equinix on January 15, 2016. The revenue adjustment of $3.4 million is to reflect purchase accounting adjustment in connection with the deferred installation revenues.

(p) Represents the following adjustments to cost of revenues (in thousands):

Depreciation adjustment in connection with fair value of property, plant and equipment	$18,842
Lease expense adjustments relating to capital lease and financing obligations	(1,798)
Cost of revenues adjustment in connection with TelecityGroup acquisition	11,969

Total cost of revenues adjustments	$29,013

The net depreciation adjustment of $18.8 million is in connection with the fair value adjustment to the Selected Verizon Data Center Business’ property, plant and equipment. The property, plant and equipment are depreciated based on an estimated weighted average useful life of 18 years. The adjustment of $12.0 million to cost of revenues is for the purpose of presenting a full-year result of operations for TelecityGroup, which was acquired by Equinix on January 15, 2016.

(q) Represents the following reclassification adjustments to sales and marketing adjustments (in thousands):

Amortization adjustment in connection with fair value of intangible assets	$51,987
Sales and marketing adjustment in connection with TelecityGroup acquisition	2,225

Total sales and marketing adjustments	$54,212

The amortization adjustment of $52.0 million is in connection with the fair value of the acquired intangible assets. Customer relationships with third parties are amortized based on estimated useful life of 15 years. The adjustment of $2.2 million to sales and marketing is for the purpose of presenting a full-year result of operations for TelecityGroup, which was acquired by Equinix on January 15, 2016.

(r) Represents general and administrative adjustment of $3.7 million for purpose of presenting a full-year result of operations for TelecityGroup, which was acquired by Equinix on January 15, 2016.

(s) Reflects the elimination of non-recurring transaction costs of $7.6 million and $42.5 million incurred during the year ended December 31, 2016 that are directly related to the Acquisition and the TelecityGroup Acquisition, respectively.

(t) Reflects the additional interest expense associated with the senior notes offering and Term B-2 Loan, the reversal of commitment fees relating to the bridge loan and the interest expense adjustments relating to capital lease and financing obligations (in thousands):

Interest expense and amortization of debt issuance costs associated with senior notes as if they were issued on January 1, 2016	$(62,034)
Interest expense and amortization of debt issuance costs associated with Term B-2 loan as if they were borrowed on January 1, 2016	(38,015)
Reversal of commitment fees relating to the Commitment Letter	2,174
Interest expense adjustments relating to capital lease and financing obligations	(373)

Total interest expense adjustments	$(98,248)

A 1/8% increase or decrease in interest rates would result in a change in interest expense of approximately $2.8 million for the year ended December 31, 2016.

If the principal amount of the senior notes offering discussed in Note 5 increases or decreases by 15% or 25%, the Company would increase or decrease the borrowings by $168.8 million or $281.3 million, respectively, and the Company’s interest expense for the first year would be adjusted as follows (in thousands):

% Increase or (Decrease) of the Principal Amount of the Senior Notes Offering	Principal Amount of Senior Notes	Senior Notes, Net of Debt Issuance Costs	Interest Expense	Impact to Interest Expense Assuming 1/8% Increase or Decrease of Interest Rate
As presented	$1,125,000	$1,109,247	$62,034	$1,406
15%	1,293,750	1,276,099	71,293	1,617
25%	1,406,250	1,387,333	77,466	1,758
(15)%	956,250	942,396	52,775	1,195
(25)%	843,750	831,162	46,602	1,055

(u) Reflects an income tax impact of pro forma adjustments of $7.1 million. The Company assumed a blended income tax rate of 9% for the year ended December 31, 2016 when estimating the tax impact of the Acquisition, representing the federal, state and foreign statutory rates. The effective tax rate of the combined company could be significantly different depending upon post-acquisition activities of the combined company.

(v) Reflects adjustment to the weighted-average shares outstanding for purposes of calculating basic and diluted earnings per share (“EPS”). Reflects the issuance of 4.7 million shares of common stock in connection with the Financings (see Note 5). Only common shares issued which are directly attributable to the Financings are included in the calculation of basic and diluted pro forma earnings per share. If the common stock offering discussed in Note 5 increases or decreases by 15% or 25%, the Company would increase or decrease the issuance of common stock by 0.7 million shares, or 1.2 million shares, respectively, and the Company’s pro forma basic and diluted earnings per share would be adjusted as follows:

		For the Year Ended December 31, 2016
(shares in thousands)	% Increase	Basic	Diluted
Weighted-average shares	As presented	74,775	75,474
Earnings per share	As presented	$2.70	$2.67
Weighted-average shares	15%	75,474	76,173
Earnings per share	15%	$2.67	$2.65
Weighted-average shares	25%	75,940	76,639
Earnings per share	25%	$2.65	$2.63

		For the Year Ended December 31, 2016
(shares in thousands)	% Decrease	Basic	Diluted
Weighted-average shares	15%	74,076	74,775
Earnings per share	15%	$2.72	$2.70
Weighted-average shares	25%	73,610	74,309
Earnings per share	25%	$2.74	$2.71